Exhibit 99.1

Personalis Reports Fourth Quarter and Full Year 2024 Financial Results

Full year revenue of $84.6 million represents a 15% year-over-year increase

Cash balance of $185 million expected to provide runway to cash flow break-even

FREMONT, Calif. – February 27, 2025 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided recent business highlights.

Recent Business Highlights

•

Delivered 1,441 total molecular tests in the fourth quarter of 2024, an increase of 52% compared with 945 tests delivered in the third quarter of 2024; delivered 3,285 total molecular tests for the full year of 2024 compared with 177 in 2023

•	Submitted for Medicare coverage in early-stage breast cancer

•

Collaborators have submitted manuscripts for publication in peer-reviewed journals for all three Personalis focus indications in breast and lung cancer and IO monitoring, with breast cancer accepted for publication

•	Expanded the number of clinical studies in progress to over 20

•	Raised $50 million with Merck Sharp & Dohme LLC (“Merck”) in a direct investment transaction

•

Signed a multi-year extension with ModernaTX, Inc. (“Moderna”) to utilize ImmunoID NeXT for V940/mRNA-4157, an investigational individualized neoantigen therapy (INT) being jointly developed by Merck and Moderna

•	Expanded the commercial agreement with Tempus AI, Inc. (“Tempus”) to authorize Tempus to sell NeXT Personal® to pharmaceutical and biotechnology companies

“In 2024, we executed very well and are starting 2025 confident our strategy is working and we will “Win in MRD,” said Chris Hall, Chief Executive Officer and President. “We expanded our partnership with Tempus, presented compelling clinical data at Medical Conferences, and drove testing growth 52% quarter over quarter ending the year with 1,441 molecular tests in the fourth quarter. Also, we announced a long-term commercial collaboration with Moderna and a strategic investment of $50 million from Merck, endorsing our technology platform and capabilities to support our partners’ initiatives, and providing a pathway to cashflow break-even.”

Full Year 2024 Financial Results Compared with 2023

•	Revenue of $84.6 million for the full year of 2024 compared with $73.5 million, an increase of 15%

•

Revenue from pharma tests and services, enterprise sales, clinical diagnostics, and other customers of $77.2 million for the full year of 2024 compared with $64.1 million, an increase of 20%, despite the expected decrease in revenue from Natera of 20% to $25.4 million for the full year of 2024

•	Revenue from population sequencing for the VA MVP of $7.4 million for the full year of 2024, compared with $9.4 million, a decrease of 21%

•

Net loss of $81.3 million, and net loss per share of $1.37 based on a weighted-average basic and diluted share count of 59.3 million for the full year of 2024 compared with a net loss of $108.3 million, and net loss per share of $2.25 based on a weighted-average basic and diluted share count of 48.2 million

•

Cash, cash equivalents, and short-term investments of $185.0 million as of December 31, 2024; includes the $50.0 million strategic investment from Merck; reduced cash usage from operations and capital equipment additions in 2024 to $46.8 million, compared with $67.2 million

Fourth Quarter 2024 Financial Results Compared with 2023

•

Revenue of $16.8 million for the fourth quarter of 2024 compared with $19.7 million for the fourth quarter of 2023, a decrease of 15%, primarily due to the expected decline in revenue from Natera and the VA MVP

•

Pharma tests and services, enterprise sales, clinical diagnostics, and other customers of $16.6 million for the fourth quarter of 2024 compared with $18.7 million for the fourth quarter of 2023, a decrease of 11%

•	Population sequencing for the VA MVP of $0.2 million for the fourth quarter of 2024 compared with $1.0 million for the fourth quarter of 2023, a decrease of 78%

•

Net loss of $16.4 million, and net loss per share of $0.23 based on a weighted-average basic and diluted share count of 72.9 million in the fourth quarter 2024 compared with a net loss of $26.6 million, and net loss per share of $0.54 based on a weighted-average basic and diluted share count of 49.6 million in the fourth quarter of 2023

First Quarter and Full Year 2025 Outlook

Personalis expects the following for the first quarter of 2025:

•	Total company revenue to be in the range of $17 to $18 million

•	Revenue from pharma tests and services, and all other customers to be in the range of $10 to $11 million

•	Revenue from population sequencing and enterprise sales of approximately $7 million

Personalis expects the following for the full year of 2025:

•	Total company revenue in the range of $80 to $90 million

•	Revenue from pharma tests and services, and all other customers in the range of $62 to $64 million

•	Revenue from population sequencing and enterprise sales in the range of $15 to $16 million

•	Revenue from clinical tests reimbursed in the range of $3 to $10 million

•	Gross margin in the range of 21% to 23%, which is lower than the 32% gross margin for the full year of 2024 as we invest to drive clinical usage ahead of reimbursement.

•	Net loss of approximately $85 million

•

Cash usage in the range of $75 to $80 million, which is an increase from the $47 million used in 2024 primarily due to investments in the next phase of our “Win in MRD” strategy, inclusive of growing our test volume, expanding clinical studies, and investing in commercial capabilities to drive growth

Webcast and Conference Call Information

Personalis will host a conference call to discuss the fourth quarter and full year 2024 financial results, as well as plans for 2025, after market close on Thursday, February 27, 2025, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. The conference call can be accessed live by dialing 877-451-6152 for domestic callers or 201-389-0879 for international callers. The live webinar can be accessed at https://investors.personalis.com. A replay of the webinar will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care from biopsy through the life of the patient. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will” or similar expressions. These statements include statements relating to: Personalis’ first quarter and full year 2025 financial guidance, the benefits of the collaboration with Moderna and the strategic investment from Merck and the ability of Personalis to support their and other partners’ initiatives, and the potential for Personalis to achieve cashflow break-even in the future. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the timing and pace of new orders from customers, including from Moderna, Merck, and VA MVP; the success of Personalis’ clinical sales team’s and Tempus’s sales and marketing efforts; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter-over-quarter and year-over-year; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT platform; the rate of adoption and use of the NeXT platform; the expected benefits of Personalis’ extended collaboration with Moderna and the strategic investment from Merck; Personalis’ ability to obtain Medicare coverage and reimbursement; the benefits of Personalis’ investments in growing clinical test volume and its commercial capabilities; the expansion of clinical studies; and Personalis may opportunistically raise additional capital through equity offerings, debt financings, collaborations, or licensing arrangements. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission (SEC) on November 6, 2024 and in its Annual Report on Form 10-K for the year ended December 31, 2024, being filed with the SEC on February 27, 2025. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations Contact:

Caroline Corner

investors@personalis.com

415-202-5678

Media:

pr@personalis.com

PERSONALIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Revenue (1)	$16,800	$19,675	$84,614	$73,481
Costs and expenses
Cost of revenue	12,250	14,470	57,789	55,273
Research and development	11,494	13,613	48,905	64,776
Selling, general and administrative (2)	11,168	11,524	46,187	49,726
Lease impairment	—	—	—	5,565
Restructuring and other charges	—	4,040	—	8,077

Total costs and expenses	34,912	43,647	152,881	183,417

Loss from operations	(18,112)	(23,972)	(68,267)	(109,936)
Interest income	1,631	1,477	5,510	5,901
Interest expense	1	(9)	(24)	(110)
Other income (expense), net (3)	59	(4,075)	(18,485)	(4,068)
Loss before income taxes	(16,421)	(26,579)	(81,266)	(108,213)
Provision for income taxes	4	5	18	83

Net loss	$(16,425)	$(26,584)	$(81,284)	$(108,296)

Net loss per share, basic and diluted	$(0.23)	$(0.54)	$(1.37)	$(2.25)

Weighted-average shares outstanding, basic and diluted	72,879,436	49,596,698	59,251,013	48,175,201

(1)	Includes related party revenue of $2.0 million for three and twelve months ended December 31, 2024.
(2)	Includes related party sales and marketing expenses of $0.2 million and $0.5 million for the three and twelve months ended December 31, 2024, respectively.
(3)	Includes related party other expense of $18.3 million in connection with the change in fair value of Tempus Warrants for the twelve months ended December 31, 2024.

PERSONALIS, INC.

SUPPLEMENTAL REVENUE INFORMATION

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Pharma tests and services (1)	$12,232	$11,491	$50,939	$31,904
Enterprise sales	4,170	7,073	25,364	31,729
Population sequencing	219	1,007	7,430	9,412
Clinical diagnostic	176	33	759	38
Other	3	71	122	398

Total revenue	$16,800	$19,675	$84,614	$73,481

(1)	Includes related party revenue of $2.0 million for the three and twelve months ended December 31, 2024.

PERSONALIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$91,415	$56,984
Short-term investments	93,594	57,195
Accounts receivable, net (1)	8,140	17,730
Inventory and other deferred costs	5,939	10,474
Prepaid expenses and other current assets	3,927	4,361

Total current assets	203,015	146,744
Property and equipment, net	48,274	57,366
Operating lease right-of-use assets	16,453	17,852
Other long-term assets	2,526	3,137

Total assets	$270,268	$225,099

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,397	$14,920
Accrued and other current liabilities (2)	21,629	23,941
Contract liabilities	3,100	3,288
Short-term warrant liability	—	5,085

Total current liabilities	31,126	47,234
Long-term operating lease liabilities	34,882	38,321
Long-term warrant liability	—	4,942
Other long-term liabilities (3)	1,303	5,161

Total liabilities	67,311	95,658

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 85,171,146 and 50,480,694 shares issued and outstanding, respectively	9	5
Additional paid-in capital	752,961	598,364
Accumulated other comprehensive loss	(23)	(222)
Accumulated deficit	(549,990)	(468,706)

Total stockholders’ equity	202,957	129,441

Total liabilities and stockholders’ equity	$270,268	$225,099

(1)	Includes related party accounts receivable of $2.5 million as of December 31, 2024.
(2)	Includes related party liabilities of $1.7 million as of December 31, 2024.
(3)	Includes related party liabilities of $1.2 million as of December 31, 2024.